Exhibit 8.1

December 5, 2011

Monmouth Real Estate Investment Corporation
3499 Route 9 N, Suite 3-C
Juniper Business Plaza
Freehold, NJ 07728

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax considerations in connection with the offering by Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), of 2,000,000 shares of its common stock, $.01 par value per share (the “Common Stock”), pursuant to a registration statement on Form S-3 (File No. 333-161668) filed with the Securities and Exchange Commission and effective on September 14, 2009 (the “Registration Statement”) as described in the Company’s Prospectus Supplement dated November 30, 2011 (the “Prospectus Supplement”) and the related base Prospectus dated September 14, 2009 (together with the Prospectus Supplement, the “Prospectus”). All capitalized terms used herein have their respective meanings set forth in the Prospectus unless otherwise stated.

We are rendering this opinion concerning certain federal income tax considerations to you pursuant to Section 1(b) of the Placement Agent Agreement dated as of  November 30, 2011 (the “Placement Agent Agreement”) by and between CSCA Capital Advisors, LLC (“CSCA”) and the Company.

In rendering the opinion expressed herein, we have examined and, with your consent, relied upon the following: (i) the Registration Statement and the Prospectus; (ii) the Company’s Articles of Incorporation; (iii) checklists provided by the Company for each of the taxable years ended September 30, 2005 through September 30, 2011, setting forth the information necessary to determine whether the Company met the asset, income, and distribution tests to be qualified as a real estate investment trust under Section 856 et seq. of the Internal Revenue Code of 1986, as amended (the “Code”); and (iv) such other documents, records and instruments as we have deemed necessary or relevant for the purpose of this opinion. In addition, the Company has provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of an officer of the Company (the “Officer’s Certificate”) relating to, among other things, the operations of the Company and the entities in which it holds, or has held, a direct or indirect interest. For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate or in any other document. In particular, we note that the Company has engaged in, and may in the future engage in, transactions in connection with which we have not provided legal advice, have not reviewed, and of which we may be unaware. We have, therefore, assumed and relied on the Company’s representations that the information, statements and descriptions of the Company’s businesses, properties, and activities (including as relates to entities in which the Company holds, or has held, a direct or indirect interest) as described in the Officer’s Certificate and other documents, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion, and that the Company and the entities in which the Company holds, or has held, a direct or indirect interest at all times have been and will be organized and operated in accordance with the terms of their governing documents. We have assumed that such statements, representations, descriptions and undertakings are true without regard to any qualification as to knowledge or belief and that the Company will fulfill any best efforts undertaking. Our opinion is conditioned on the continued accuracy and completeness of such statements, representations and descriptions. Any material change or inaccuracy in the facts referred to, set forth, or assumed in the Officer’s Certificate or in any other documents may affect our conclusions set forth herein.

In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, and (vi) the accuracy of all representations, warranties and written statements. Additionally, we have assumed that, as stated in the Company’s public filings with the Securities and Exchange Commission, the Company was properly qualified as a real estate investment trust under the Code for the taxable years ended September 30, 1968 through September 30, 2004.

Based upon and subject to the foregoing, we are of the opinion that:

1.
For its taxable years ended September 30, 2005 through September 30, 2010, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code.

2.
The Company’s current organization and method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code for its taxable year ended September 30, 2011.

3.
The federal income tax discussions described in the Prospectus under the caption “Material United States Federal Income Tax Consequences” and in the Prospectus Supplement under the caption “Additional Material United States Federal Income Tax Consequences”, to the extent such discussions constitute matters of law, summaries of legal matters or legal conclusions, are correct in all material respects and fairly summarize in all material respects the federal income tax laws referred to therein.

This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Moreover, the Company’s qualification and taxation as a real estate investment trust under the Code depends, in part, upon the Company’s ability to meet – through actual annual operating results – the requirements under the Code regarding income, distributions, and diversity of stock ownership. No assurance can be given that the actual results of the Company’s operation for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a real estate investment trust under the Code.

This opinion is furnished solely for the benefit of the Company, CSCA and the Purchaser (as defined in the Placement Agent Agreement) and may not be used or relied upon by any other person or entity without our prior written consent.

We express no opinion as to any federal income tax issues or other matter except those set forth or confirmed above.

We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or about the date hereof. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP